UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2007

NEFF RENTAL LLC

(Exact name of issuer of registrant as described in its charter)

Delaware	11-3753649
(State or other jurisdiction of	(I.R.S. Employer
incorporation)	Identification No.)

3750 N.W. 87th Avenue, Suite 400
Miami, FL	33178
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code:  (305) 513-3350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

As previously announced, Neff Rental LLC and Neff Finance Corp. (the “Companies”) commenced a tender offer and consent solicitation for any and all of their $245,000,000 in aggregate principal amount of 11¼% Second Priority Senior Secured Notes due 2012 (the “Senior Notes”) and a tender offer and consent solicitation for any and all of their $80,000,000 in aggregate principal amount of 13% Senior Subordinated Notes due 2013 (the “Subordinated Notes”).

On May 17, 2007, the Companies entered into a second supplemental indenture to the indenture, dated as of July 8, 2005, by and among the Companies, Neff Rental, Inc., as guarantor, and Wells Fargo Bank, National Association, as the trustee, governing the Senior Notes, and a second supplemental indenture to the amended and restated indenture, dated as of July 8, 2005, by and among the Companies, Neff Rental, Inc., as guarantor, and Wells Fargo Bank, National Association, as the trustee, governing the Subordinated Notes.

The supplemental indentures were executed with the consent of the holders of 100% of the Senior Notes and holders of 100% of the Subordinated Notes, and eliminate substantially all of the restrictive covenants in the respective indentures.  The holders of the Senior Notes also consented to the release of all of the collateral securing the Senior Notes.  The amendments contained in the supplemental indentures and the release of collateral securing the Senior Notes will become operative when the Companies accept for purchase the notes tendered in the tender offers.

Item 7.01.              Regulation FD Disclosure.

On May 17, 2007, the Companies announced that holders of 100% of the Senior Notes and 100% of the Subordinated Notes had tendered their notes in the tender offers and consented to the proposed amendments and release of collateral securing the Senior Notes.  The Companies also announced an extension of the tender offer expiration date and a new price determination date.  A copy of the Companies’ press release is attached as an exhibit to this report on Form 8-K.

Item 9.01.              Financial Statements and Exhibits.

	(d)	Exhibits

99.1		Press Release dated May 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEFF RENTAL LLC

By:	/s/ Mark Irion
Name:	Mark Irion
Title:	Chief Financial Officer, Vice
President, Secretary and Treasurer

Date:  May 18, 2007